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                                                                     Exhibit 5.1

                                 March 10, 1997




PairGain Technologies, Inc.
14402 Franklin Avenue
Tustin, California  92780


Ladies and Gentlemen:

                 We have acted as counsel to PairGain Technologies, Inc., a Delaware corporation (the "Company"), in connection with its registration of 2,366,852 shares of Common Stock (the "Common Stock") as described in the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

                 We are familiar with the corporate proceedings taken by the Company in connection with the issuance and sale of the Common Stock and it is our opinion that the Common Stock is duly authorized and will be, upon conclusion of the proceedings being taken by the Company prior to the issuance of all such Common Stock pursuant to the Agreement and Plan of Reorganization dated as of February 19, 1997 by and among the Company, Abalone Corporation, and Avidia Systems, Inc. and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the various states where required, validly issued, fully paid and nonassessable.

                 We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.


                                        Very truly yours,



                                             \s\ BROBECK, PHLEGER & HARRISON LLP
                                             -----------------------------------
                                                 BROBECK, PHLEGER & HARRISON LLP